Exhibit 7.1

Execution Version

STOCK PURCHASE AND OPTION AGREEMENT

THIS STOCK PURCHASE AND OPTION AGREEMENT (this “Agreement”), dated as of September 18, 2007 (the “Effective Date”), is entered into by and between SHAHID S. ASGHAR and MARIA ASGHAR (collectively, “Seller”), on the one hand, and STEVEN G. HOLDER (“Buyer”), on the other hand.

RECITALS

WHEREAS, on the date hereof, Seller holds 11,223,827 shares of the common stock, par value $0.001 per share (the “Common Stock”), of ECC Capital Corporation, a Maryland corporation (the “Company”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, (a) an aggregate of 2,000,000 shares of Common Stock (the “Purchase Shares”) and (b) an irrevocable option (the “Option”) to purchase an aggregate of 9,223,827 shares of Common Stock (the “Option Shares” and, together with the Purchase Shares, the “Shares”), in each case on the terms and conditions set forth herein.

WHEREAS, Seller and Buyer are entering into this Agreement as individuals and not as representatives or agents of the Company or any third party.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. PURCHASE AND SALE OF SHARES; GRANT OF OPTION

1.1 Purchase and Sale of the Shares; Grant of Option. Pursuant to the terms and subject to the conditions of this Agreement, (a) Seller hereby sells, transfers, conveys and assigns to Buyer, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in the Purchase Shares in exchange for a payment of $0.23 per Purchase Share for a total aggregate consideration of $460,000 (the “Stock Purchase Price”) and (b) subject to Section 1.7, Seller hereby grants to Buyer the Option in exchange for a payment of $0.03 per Option Share (the “Per-Share Option Fee”) for a total aggregate consideration of $276,714.81 (the “Option Fee” and, together with the Stock Purchase Price, the “Purchase Price”). For the avoidance of doubt, the Option Fee shall not be refundable.

1.2 Closing. The closing of the transaction contemplated herein (the “Closing”) shall take place on October 1, 2007 (the “Closing Date”), at 10:00 a.m. Pacific Time, at the offices of the Company or at such other time or place as the parties may mutually agree in writing. At the Closing, Seller shall transfer the Purchase Shares by delivering to Buyer certificates representing the Purchase Shares duly endorsed for transfer, and Buyer shall pay Seller the Purchase Price by check or by wire transfer in immediately available funds to an account or accounts of Seller specified in advance of the Closing Date.

Execution Version

1.3 Term and Exercise of Option.

(a) Term of Option. The term of the Option (the “Option Term”) shall commence on the Effective Date and shall terminate on the one-year anniversary thereafter.

(b) Exercise of Option. The Option may be exercised in part or in full at once or from time to time, for all the Option Shares or any portion thereof, at the discretion of Buyer at any time during the Option Term by providing written notice of exercise and payment of the Exercise Price (as defined below) to Seller.

(c) Exercise Price. The exercise price payable upon full or partial exercise of the Option shall be equal to $0.23 per Option Share (as may be adjusted from time to time pursuant to Section 1.4) (the “Exercise Price”). The sum of the Exercise Price and the Per-Share Option Fee is referred to herein as the “Option Cost.”

1.4 Adjustments.

(a) Adjustment to Prevent Dilution. In the event of any change in the Company’s capital stock by reason of any stock dividend, split-up, reclassification, recapitalization, combination, exchange or similar occurrence, the term “Option Shares” shall be deemed to refer to and include the Option Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Option Shares may be changed or exchanged.

(b) Adjustment in the Event of an Extraordinary Event.

(i) In the event that an Extraordinary Event (as defined below) occurs during the Option Term and the Per Share Sale Price (as defined below) with respect to such Extraordinary Event exceeds the Option Cost:

(A) with respect to the Option Shares that Buyer acquired within the ninety (90) calendar days immediately preceding such Extraordinary Event, Buyer shall pay to Seller the product calculated by multiplying (X) the difference between the Per Share Sale Price and the Option Cost by (Y) the aggregate number of such Option Shares; and

(B) with respect to the Option Shares for which Buyer has not exercised the Option prior to such Extraordinary Event, the Exercise Price applicable to such Option Shares shall be adjusted such that the Option Cost equals the Per Share Sale Price, provided that, in case of an occurrence of the event described in clause (E) of paragraph (iv) below, the adjustment provided in Section 1.4(c) below shall apply instead of the foregoing adjustment.

(ii) Other than as specifically contemplated by paragraph (i) above, there shall be no adjustment to the Exercise Price as a result of an Extraordinary Event, except by the mutual written agreement of the parties hereto.

Execution Version

(iii) The payment contemplated by clause (A) of paragraph (i) above, if any, shall be made on the later of (A) the date that is five (5) business days after consummation of the Extraordinary Event and (B) the date that is five (5) business days after the determination of the Per Share Sale Price pursuant to paragraph (v) below, if such determination shall be necessary.

(iv) For the purposes of this Section 1.4(b), “Extraordinary Event” shall mean and include each of the following:

(A) Except as provided by paragraph (B) below, the acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, (1) the Company or its subsidiaries, or any executive benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company and (2) Seller), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

(B) reorganization, merger or consolidation of the Company with any other person, entity or corporation, other than:

(1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger or consolidation, or

(2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(C) complete liquidation of the Company or sale or other disposition by the Company of all or substantially all of the Company’s assets (other than, in each case, a liquidation, sale or disposition conducted in connection with or arising out of any insolvency or bankruptcy proceedings);

(D) sale of all or substantially all of the Purchase Shares and the Option Shares then held by Buyer to a third party;

(E) payment by the Company of dividends per share in excess of the Exercise Price; or

Execution Version

(F) redemption or repurchase by the Company of more than 25,000,000 shares of Common Stock.

(v) For the purposes of this Section 1.4(b), “Per Share Sale Price” shall mean the per share price at which an Extraordinary Event is effected. For the avoidance of doubt, the “Per Share Sale Price” for the event described in clause (E) of paragraph (iv) above shall be the aggregate amount of dividends paid with respect to each share of Common Stock. In the event that the Per Share Sale Price cannot be readily ascertained (whether due to the fact that the consideration paid in the Extraordinary Event involved unregistered securities or other non-cash assets, or otherwise), Seller and Buyer shall engage in discussions to mutually determine the Per Share Sale Price. If Seller and Buyer are unable to mutually determine the Per Share Sale Price within two (2) weeks of commencing such discussions, then they shall mutually appoint a reputable, independent valuation firm to determine the Per Share Sale Price. If Seller and Buyer are unable to mutually appoint a valuation firm within two (2) weeks of commencing discussions pertaining to such appointment, they shall each appoint an independent valuation firm, who together shall appoint a third independent valuation firm, which shall determine the Per Share Sale Price.

(c) Adjustment in the Event of Dividends. The Exercise Price for all Option Shares for which Buyer has not exercised the Option shall be decreased by an amount equal to any and all dividends declared by the Company during the Option Term, provided that the Exercise Price for such Option Shares shall not be decreased below $0.05 as a result of any such dividends.

1.5 Transfer of Option. Buyer may transfer the Option or any remaining portion thereof in his sole discretion, provided that, if the consideration received by Buyer with respect to such transfer exceeds $0.03 per Option Share, Buyer shall pay to Seller the aggregate amount of the excess consideration received for such transfer within five (5) business days after receipt of such consideration.

1.6 Non-Transferability of Option Shares. Absent the prior written consent of Buyer and except as provided in Section 1.8 below, Seller shall not, during the Option Term, (a) sell, convey, transfer, pledge, encumber, hypothecate, assign or otherwise dispose of (including by gift) any of the Option Shares, (b) deposit the Option Shares into a voting trust, enter into any voting arrangement or understanding, or otherwise transfer the right to vote the Option Shares, (c) issue any option, right of first refusal or any other right with respect to the Option Shares, (d) solicit any proposal to acquire the Option Shares, (e) disclose any non-public information about the Company including proprietary and confidential information, or (f) enter into any agreement, or option or other contingent commitment, to do any of the foregoing. During the Option Term, Seller shall in good faith take any action reasonably requested by Buyer to preserve or exercise his rights under the Option. Any award to Buyer for Seller’s breach of this Section 1.6 will be limited to monetary damages and will not include an injunction or other equitable remedy other than a direction for Seller to pay Buyer a monetary amount.

1.7 Compliance with 5/50 Rule. Notwithstanding anything contained herein, (a) Buyer shall not be permitted to exercise any portion of the Option if such exercise would cause

Execution Version

the Company to violate the provisions of Sections 856(h)(2) and 542(a)(2) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (commonly referred to as the “5/50 Rule”); and (b) Buyer shall not be entitled to vote the Option Shares subject to the Option to the extent that, if Buyer were treated as the owner of such shares (together with all other shares held directly or indirectly by Buyer), such ownership would be in violation of the 5/50 Rule described in the preceding clause.

1.8 Irrevocable Proxy.

(a) After the Closing, Seller hereby irrevocably appoints and constitutes Buyer (the “Proxy”), as the sole and exclusive proxy of Seller, with full power of substitution and re-substitution, to vote the Options Shares, including all other securities issued or issuable in respect thereof (collectively, the “Subject Shares”), during the Option Term, to the full extent of Seller’s rights with respect to the Subject Shares, subject to the limitations set forth in Sections 1.7 and 1.8. Seller shall retain the right to vote the Subject Shares that Buyer is unable to vote as a result of the limitations set forth in Sections 1.7 and 1.8. The number of Option Shares Buyer and Seller may vote for matters submitted to Company stockholders will be calculated immediately prior to each record date set during the Option Term. Buyer and Seller will seek to have any such calculation reviewed and approved by the Company.

(b) The proxy provided for in this Section 1.8 is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest, and is granted solely in connection with the grant of the Option. The Proxy is hereby authorized and empowered by Seller at all times during the Option Term to act as Seller’s proxy to vote the Subject Shares and to exercise all voting rights (and other rights ancillary thereto) of Seller with respect to the Subject Shares (including, without limitation, the power to execute and deliver written consents with respect to the Subject Shares pursuant to the laws of the State of Maryland) at every meeting of the shareholders of the Company and in every written consent in lieu of such a meeting, or otherwise, with respect to any and all matters. The proxy set forth in this Section 1.8 shall expire upon the expiration of the Option Term.

(c) In the event that any provision of this Section 1.8 becomes or is declared by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, the proxy provided for in this Section 1.8 shall continue in full force and effect without said provision. In such event, Seller and the Proxy shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects the intent of such parties with respect to the proxy provided for in this Section 1.8.

(d) All authority herein conferred shall survive the death or incapacity of Seller pursuant to the terms hereof and any obligation of Seller hereunder shall be binding upon Seller’s heirs, personal representatives, successors and assigns.

Execution Version

2. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

2.1 Ownership; Transfer. Seller is the current sole owner of all right, title and interest in the Shares and holds the Shares free and clear of all liabilities, liens, encumbrances, pledges, voting trusts or shareholder agreements, restrictions on transfer or other charges (“Liens”). Upon transfer of the Shares from Seller to Buyer, Buyer will acquire good and marketable title to the Shares, free and clear of any Liens.

2.2 Authorization. Seller has the right, power and legal capacity and authority to enter into and perform his obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes Seller’s valid and binding obligation, enforceable in accordance with its terms.

2.3 Sufficiency of Information. Seller was a previously a director and officer of the Company and remains generally familiar with the business and financial condition of the Company. Seller is satisfied by reason of his own knowledge and investigation, and not in reliance on any express or implied representation of the Company or any of its other directors, officers, agents or affiliates, including Buyer, as to the sale of the Shares at the price(s) specified herein. Seller acknowledges that he has access to and has received sufficient information regarding the Company to evaluate fully the merits of his decision to sell the Shares to Buyer, including having the opportunity to ask any questions and receive answers about the Company’s operations, results of operations, financial condition and prospects and such other information as Seller deems appropriate. Seller has carefully read this Agreement, has had an opportunity to consult with his attorney and financial advisors in connection with the execution thereof and fully understands the Agreement’s final and binding effect.

2.4 Sophisticated Seller. Seller has such knowledge, sophistication and experience in business and financial matters that he is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Seller acknowledges that the Company has made available to Seller and has offered to make available to Seller certain information which is or may be material, non-public, confidential or proprietary in nature (“Confidential Information”). Seller further acknowledges that he has elected not to receive any of the Confidential Information, even though this Confidential Information may be material to Seller’s decision to enter into this Agreement.

Execution Version

3. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

3.1 Authorization. Buyer has the right, power and legal capacity and authority to enter into and perform his obligations under this Agreement and that this Agreement has been duly executed and delivered by Buyer and constitutes Buyer’s valid and binding obligation, enforceable in accordance with its terms.

3.2 Capacity. Buyer is entering into this Agreement in his capacity as an individual and not as an officer, director, agent or representative of the Company or any third party. The Company is neither a party to this Agreement nor a third party beneficiary.

4. CONDITION TO OBLIGATION OF BUYER

The obligation of Buyer to consummate the transaction contemplated herein shall be subject to the prior approval by the Company’s board of directors, at or prior to Closing, permitting Buyer to increase his permitted beneficial ownership enough to allow the purchase of some or all of the Shares.

5. GENERAL PROVISIONS

5.1 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior or contemporaneous agreements and discussions, whether written or oral, express or implied.

5.2 Further Assurances. Each party hereto shall execute and deliver such further instruments and take such further actions as the other party hereto may reasonably request in order to carry out the intent of this Agreement.

5.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

5.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without reference to conflicts of laws principles.

5.5 Section Headings. The section headings contained herein are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

Execution Version

5.6 Waivers, Amendments. No waiver or amendment of this Agreement shall be effective unless such waiver or amendment is in writing and has been executed by the parties intending to be bound.

5.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

/s/ Steven G. Holder
Steven G. Holder, an individual

SELLER:

/s/ Shahid S. Asghar
Shahid S. Asghar

/s/ Maria Asghar
Maria Asghar

SIGNATURE PAGE

TO

STOCK PURCHASE AND OPTION AGREEMENT